Exhibit 99.1

Investar Holding Corporation Announces Completion of BOJ Bancshares, Inc. Acquisition
Baton Rouge, La., December 1, 2017 (GLOBE NEWSWIRE) – Investar Holding Corporation (Nasdaq:ISTR) (“Investar”), the holding company of Investar Bank, today announced the completion of its acquisition of BOJ Bancshares, Inc. (“BOJ”), including its wholly-owned bank subsidiary, The Highlands Bank, in Jackson, Louisiana. A definitive agreement relating to the acquisition was previously announced in August 2017.
The acquisition became effective as of December 1, 2017. Pursuant to the terms of the definitive agreement, BOJ was merged with and into Investar Interim Corporation, a Louisiana corporation and wholly-owned subsidiary of Investar, with Investar Interim Corporation as the surviving corporation, and Investar Interim Corporation was merged with and into Investar, with Investar as the surviving corporation. Immediately following the holding company mergers, The Highlands Bank was merged with and into Investar Bank, with Investar Bank surviving.
Under the terms of the definitive agreement, all of the issued and outstanding shares of BOJ common stock were converted into aggregate merger consideration consisting of an aggregate of $3,950,000 in cash and an aggregate of 799,559 shares of Investar common stock.
“Investar is excited to expand our footprint in the Baton Rouge market through the acquisition of The Highlands Bank. As a community bank, we are focused on customer service, and we look forward to providing enhanced products and services to the customers, employees and communities that we serve,” said John D’Angelo, President and Chief Executive Officer of Investar.
On December 1, 2017, BOJ had approximately $154 million in assets, $104 million in gross loans, and $128 million in total deposits. Following the acquisition, on a proforma basis, the combined organization is expected to have over $1.6 billion in total assets.

About Investar
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a Louisiana-chartered bank. Investar Bank had total assets of approximately $1.5 billion as of September 30, 2017 and currently operates 20 branches serving southeast Louisiana.

Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.
Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.
We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com